Northrim News			Exhibit 99.1
Headquarters: 3111 C Street, Anchorage, AK 99503
News for Immediate Release
DATE:	January 10, 2006	CONTACT:	Joe Schierhorn, CFO
		PHONE:	(907) 261-3308

NORTHRIM BANCORP, INC. RECEIVES
$10 MILLION FROM POOLED TRUST PREFERRED TRANSACTION

ANCHORAGE, AK – January 10, 2006 – Northrim BanCorp, Inc., (Nasdaq: NRIM), announced today that it has received $10 million from its participation in a pooled trust preferred offering, in which it issued long-term floating rate capital securities with an initial rate of 5.86%. RBC Capital Markets acted as agent for this issuance.

“Issuance of these capital securities, which are a stable and lower cost form of capital, will support Northrim’s growth and expansion plans while avoiding the dilution to existing shareholders that would result from issuing additional shares of common stock,” said Marc Langland, Northrim chairman and CEO.

The proceeds from the transaction will be used to support general corporate activities. “The trust preferred securities provide us with flexibility and added support for our long-term growth strategy,” said Joe Schierhorn, executive vice president and CFO.

Northrim BanCorp, Inc. is the parent company of Northrim Bank, a full-service commercial bank that provides a full range of personal and business banking services through locations in Anchorage, Eagle River, Wasilla, and Fairbanks, Alaska, and a factoring division in Washington. The bank differentiates itself with a “Customer First Service” philosophy. Affiliated companies include Elliott Cove Capital Management, LLC; Residential Mortgage; and Northrim Benefits Group, LLC.

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC and the FDIC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

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